Exhibit 99.2

AMENDMENT

TO THE AMENDED AND RESTATED EDGEWATER NETWORKS, INC.

2002 STOCK OPTION PLAN

Pursuant to the authority reserved to the Board of Directors (the “Board”) of Edgewater Networks, Inc., a Delaware corporation (the “Company”), under Section 10 of the Company’s Amended and Restated 2002 Stock Option Plan (the “Plan”), the Board hereby amends the Plan as follows.

1.                                      Section 4.1 of the Plan is hereby amended to read in its entirety as follows:

“4.1                         Maximum Number of Shares Issuable.  Subject to adjustment as provided in Section 4.2, the maximum aggregate number of shares of Stock that may be issued under the Plan shall be thirteen million nine hundred twenty seven thousand (13,927,000) and shall consist of authorized but unissued or reacquired shares of Stock or any combination thereof.  If an outstanding Option for any reason expires or is terminated or canceled or if shares of Stock are acquired upon the exercise of an Option subject to a Company repurchase option and are repurchased by the Company at the Optionee’s exercise price, the shares of Stock allocable to the unexercised portion of such Option or such repurchased shares of Stock shall again be available for issuance under the Plan.  However, except as adjusted pursuant to Section 4.2, in no event shall more than thirteen million nine hundred twenty seven thousand (13,927,000) shares of Stock be available for issuance pursuant to the exercise of Incentive Stock Options (the “ISO Share Issuance Limit”).  Notwithstanding the foregoing, at any such time as the offer and sale of securities pursuant to the Plan is subject to compliance with Section 260.140.45 of Title 10 of the California Code of Regulations (“Section 260.140.45”), the total number of shares of Stock issuable upon the exercise of all outstanding Options (together with options outstanding under any other stock option plan of the Company) and the total number of shares provided for under any stock bonus or similar plan of the Company shall not exceed thirty percent (30%) (or such other higher percentage limitation as may be approved by the stockholders of the Company pursuant to Section 260.140.45) of the then outstanding shares of the Company as calculated in accordance with the conditions and exclusions of Section 260.140.45.”

2.                                      Except as set forth herein, the Plan shall remain in full force and effect in accordance with its terms.

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I hereby certify that the foregoing Amendment to the Plan was duly adopted by the Company’s Board effective as of December 7, 2016.

I hereby further certify that the foregoing Amendment to the Plan was duly adopted by the Company’s stockholders effective as of December 7, 2016.

Executed on this 7th day of December, 2016.

/s/ Jason Luehrs
Jason Luehrs, Secretary